EXHIBIT NO. 15



          To the Board of Directors and Shareholders of Gerber Scientific, Inc.



                        Re:  Registration Statements on Form S-8,
                             File No. 2-93695 and No. 33-58668

                             Registration Statement on Form S-3,
                             File No. 33-58670



          With respect to the subject Registration Statements, we acknowledge our awareness of the use therein of our report dated November 19, 1997 related to our review of interim financial information.

          Pursuant to Rule 436(c) under the Securities Act, such reports are not considered a part of a Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.


                                          Very truly yours,


                                          /s/ KPMG PEAT MARWICK LLP



          Hartford, Connecticut
          November 19, 1997